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                March 15, 2024

       Douglas Armer
       Chief Financial Officer and Head of Capital Markets
       North Haven Net REIT
       1585 Broadway, 33rd Floor
       New York, NY 10036

                                                        Re: North Haven Net
REIT
                                                            Registration
Statement on Form 10
                                                            Filed November 14,
2023
                                                            File No. 000-56611

       Dear Douglas Armer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Real Estate & Construction
       cc:                                              Daniel B. Honeycutt,
Esq.